As filed with the Securities and Exchange Commission on November 4, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PS BUSINESS PARKS, INC.
(Exact Name of registrant as Specified in its Charter)

California (State or other jurisdiction of incorporation or organization)	95-4300881 (I.R.S. Employer Identification No.)
701 Western Avenue
Glendale, California 91201
(Address of Principal Executive Offices)
PS Business Parks, Inc. Retirement Plan for Non-Employee Directors
(Full Title of the Plan)
Joseph D. Russell, Jr., President & Chief Executive Officer
701 Western Avenue,
Glendale, California 91201
(818) 244-8080
(Name and address and telephone number, including area code, of agent for service)
With a copy to:
Stephanie G. Heim, Esq.
701 Western Avenue
Glendale, California 91201
(818) 244-8080

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount To	Offering	Aggregate	Amount of
Securities To Be	Be	Price per	Offering	registration
Registered	Registered (1)	Share (2)	Price	Fee
Common Stock, par value $.01 per share (“Common Stock”)	70,000 (3)	$46.315	$3,242,050	$381.59

(1)	This registration statement also covers such undeterminable number of additional shares of the Common Stock as may become issuable by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Stock. No additional registration fee is included for these shares.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices per share of the Common Stock reported on the American Stock Exchange on November 2, 2005.

(3)	Represents shares subject to issuance upon the retirement of non-employee directors pursuant to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Documents containing the information required to be provided in this Part I will be separately sent or given to directors as contemplated by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
     PS Business Parks, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (File No. 1-10709):
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)	Current Reports on Form 8-K filed on February 25, 2005; April 29, 2005; May 19, 2005; and August 5, 2005; and

(d)	The description of the Company’s Common Stock, $.01 par value per share, contained in the Company’s Registration Statement on Form 8-A, effective March 15, 1991, as supplemented by the description of the Company’s Common Stock contained in the Prospectus dated March 5, 2004 included in the Company’s Registration Statement on Form S-3 (File No. 333-112969);
     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement.
     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

ITEM 4. Description of Securities
     The Company’s Common Stock to be offered is registered under Section 12 of the Securities and Exchange Act.
ITEM 5. Interests of Named Experts and Counsel
     Not applicable.
ITEM 6. Indemnification of Directors and Officers
     The Company’s Restated Articles of Incorporation provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. The Company has also entered into indemnity agreements with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the Restated Articles of Incorporation and the agreements are subject to the limitations set forth by California law.
ITEM 7. Exemption From Registration Claimed
     Not applicable.
ITEM 8. Exhibits
     Reference is made to the Exhibit Index.
ITEM 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 4th day of November, 2005.

PS BUSINESS PARKS, INC.
By:	/s/ Edward A. Stokx
Edward A. Stokx
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY
     Each director and officer of PS Business Parks, Inc. whose signature appears below hereby authorizes Joseph D. Russell, Jr., Edward A. Stokx and Stephanie G. Heim, and each of them, as attorney-in-fact and agent, with full powers of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement and/or to sign any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and in each case to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute(s), may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 4, 2005	/s/Ronald L. Havner

Ronald L. Havner, Jr. Chairman of the Board

Date: November 4, 2005	/s/Joseph D. Russell, Jr.

Joseph D. Russell, Jr. Director and President and Chief Executive Officer (chief executive officer)

Date: November 4, 2005	/s/Edward A. Stokx

Edward A. Stokx Executive Vice President & Chief Financial Officer (principal financial officer and principal accounting officer)

Date: November 4, 2005	/s/R. Wesley Burns

R. Wesley Burns Director

Date: November 4, 2005	/s/Vern O. Curtis

Vern O. Curtis Director

Date: November 4, 2005	/s/Arthur M. Friedman

Arthur M. Friedman Director

Date: November 4, 2005	/s/James H. Kropp

James H. Kropp Director

Date: November 4, 2005	/s/Harvey Lenkin

Harvey Lenkin Director

Date: November 4, 2005	/s/Alan K. Pribble

Alan K. Pribble Director

Date: November 4, 2005	/s/Jack D. Steele

Jack D. Steele Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	PS Business Parks, Inc. Retirement Plan for Non-Employee Directors (filed herewith)

5.1	Legal Opinion of Stephanie G. Heim, Esq. (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Stephanie G. Heim, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included herein on the signature page of this registration statement)